ESCROW AGREEMENT
                                ----------------


         This Escrow Agreement is made and entered into this 30th day of December, 1997, by and among LASERSIGHT INCORPORATED, a Delaware corporation (the "Stockholder"), VISION TWENTY-ONE, INC., a Florida corporation ("Vision 21"), and SHUMAKER, LOOP & KENDRICK, LLP, as escrow agent (the "Escrow Agent").

                                 R E C I T A L S
                                 ---------------

     A. The Stockholder and Vision 21 have executed that certain Stock Purchase Agreement effective as of December 1, 1997 (the "Stock Purchase Agreement"), pursuant to which Vision 21 has agreed to acquire all of the issued and outstanding stock of MEC Health Care, Inc., a Maryland corporation, and LSI Acquisition, Inc., a New Jersey corporation (the "Acquired Companies"), in exchange for shares of Vision 21 common stock and cash, as more fully set forth in the Stock Purchase Agreement.

     B. The parties hereto desire that the transactions contemplated in the Stock Purchase Agreement shall be consummated effective as of December 1, 1997 pending satisfaction of the terms and conditions set forth in the Stock Purchase Agreement and this Escrow Agreement.

     C. The Stock Purchase Agreement provides for the Adjustment Shares to be held in escrow as a component of the Stock Purchase Consideration. The Escrow Agent is willing to act as escrow agent in respect of the Adjustment Shares on the terms and conditions set forth herein.

     D. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Stock Purchase Agreement.

     NOW THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Recitals. The foregoing recitals are incorporated into and made an integral part of this Escrow Agreement.

     2. Escrow of Adjustment Shares. The Escrow Agent acknowledges receipt of the Adjustment Shares delivered to it at closing pursuant to the Stock Purchase Agreement. The Adjustment Shares and any other funds delivered by the Stockholder to the Escrow Agent shall be held in escrow by the Escrow Agent, at no charge for such services, until Escrow Agent either receives the appropriate notice specified in Section 3 below or receives written instructions signed by both the Stockholder and the Purchaser describing how the Adjustment Shares and any other funds are to be disbursed.

     3. Letter of Direction and Termination of Escrow.

         (a) At the same time the Stockholder delivers to Vision 21 the Proposed Stock Purchase Consideration Adjustment contemplated by Section 2.5(b) of the Stock Purchase Agreement, the Stockholder shall provide a letter of direction to the Escrow Agent (the "Stockholder Letter of Direction") setting forth the number of Adjustment Shares which are to be delivered to the Stockholder in accordance with Section 2.5(a) of the Stock Purchase Agreement. Subject to the terms of Section 3(b) herein, the Escrow Agent shall deliver to the Stockholder the number of Adjustment Shares described in the Stockholder Letter of Direction on the first to occur of (i) the expiration of the thirty-first day after the date the Stockholder Letter of Direction is delivered to the Escrow Agent, or
(ii) Vision 21 providing Escrow Agent with written instructions that the number of Adjustment Shares described in the Stockholder Letter of Direction be delivered to the Stockholder. Vision 21 agrees that if prior to the date which is 30 days after the date the Stockholder supplies Vision 21 with the Proposed Stock Purchase Consideration Adjustment it has determined that it agrees with the calculation of the Proposed Stock Purchase Consideration Adjustment, then it will promptly provide the Escrow Agent with the written notice described in subsection (ii) of the immediately preceding sentence.

         (b) If Vision 21 disputes the calculation of the Proposed Stock Purchase Consideration Adjustment, then on or before the date which is 30 days after the date on which the Stockholder delivers the Proposed Stock Purchase Consideration Adjustment to Vision 21, Vision 21 shall so object to the Stockholder and Escrow Agent in writing (the "Vision 21 Objection") setting forth a specific description of the nature of the objection and the corresponding adjustments Vision 21 believes should be made. If the Escrow Agent has received the Vision 21 Objection it will not release any Adjustment Shares until the first to occur of:

              (i) receipt of a written notice signed jointly by Vision 21 and the Stockholder setting forth the number of Adjustment Shares to be delivered to the Stockholder; or

              (ii) receipt of the notice of determination by the arbitrator to be appointed pursuant to Section 2.5(b) of the Stock Purchase Agreement as to how many Adjustment Shares are to be delivered to the Stockholder.

Immediately upon receipt of the notice contemplated by subsection (i) or (ii) of the immediately preceding sentence the Escrow Agent shall deliver the indicated number of Adjustment Shares to the Stockholder.

         (c) If less than all of the Adjustment Shares are to be delivered to the Stockholder, the Escrow Agent and Vision 21 will utilize their best efforts to instruct Vision 21's transfer agent to cancel the stock certificate representing the Adjustment Shares and issue a new certificate representing that number of Adjustment Shares to be delivered to the Stockholder. Adjustment Shares which are not delivered to the Stockholder pursuant to this Section 3 shall be returned to Vision 21.

         (d) The obligation of the Escrow Agent hereunder shall terminate immediately upon the delivery of all Adjustment Shares and other funds held by the Escrow Agent in accordance with the provisions of this Agreement and any other agreement among the Stockholder, Vision 21 and the Escrow Agent.

     4. Notices. All notices, demands or other communications given under or in connection with this Escrow Agreement shall be in writing and sent by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as the parties notify each other in writing:

       If to the Stockholder:  LaserSight Incorporated
                               12161 Lackland Road
                               St. Louis, MO  63146
                               Attn:  Michael R. Farris, Chief Executive Officer

       With copies to:         Sonnenschein Nath & Rosenthal
                               One Metropolitan Square
                               Suite 3000
                               St. Louis, Missouri 63102
                               Facsimile No. (314) 259-5959
                               Attn:  Alan Bornstein, Esquire

       If to Vision 21:        Vision Twenty-One, Inc.
                               7209 Bryan Dairy Road
                               Largo, Florida 33777
                               Attn: Richard Welch, CFO

       With a copy to:         Shumaker, Loop & Kendrick, LLP
                               101 East Kennedy Boulevard, Suite 2800
                               Tampa, Florida 33602
                               Attn: Darrell C. Smith, Esquire

       If to Escrow Agent:     Shumaker, Loop & Kendrick, LLP
                               101 East Kennedy Boulevard, Suite 2800
                               Tampa, Florida 33602

     5. Escrow Agent. The following provisions shall govern the duties and responsibilities and define the liabilities of the Escrow Agent hereunder:

         (a) Limited Liability. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct. The Stockholder and Vision 21 release Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of the Escrow Agent's duties hereunder.

         (b) Responsibilities. Escrow Agent shall be under no responsibility with respect to the Adjustment Shares to be held by it pursuant to this Agreement other than to faithfully follow the instructions herein contained. Escrow Agent may consult with counsel and shall be fully protected in any actions taken in good faith, in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against the Escrow Agent in respect to the subject matter of these instructions unless requested to do so by the Stockholder and Vision 21 and indemnified to the satisfaction of the Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any documents or other items deposited with the Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to the Escrow Agent hereunder and believed by the Escrow Agent to have been signed by the proper parties.

         (c) Interpleader. If there is any dispute as to whether the Escrow Agent is obligated to disburse the Adjustment Shares, or as to whom the Adjustment Shares are to be delivered, the Escrow Agent will not be obligated to make any delivery of said Adjustment Shares, but in such event may hold said Adjustment Shares, until receipt by the Escrow Agent of any authorization in writing signed by all of the persons having an interest in such dispute, directing the disposition of the Adjustment Shares, or in the absence of such authorization, the Escrow Agent may hold the Adjustment Shares until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Adjustment Shares in any Circuit Court in the State of Florida. In making delivery of the Adjustment Shares in the manner provided for in this Agreement, the Escrow Agent shall have no further liability in the matter, and the Stockholder and Vision 21 shall be liable for all Escrow Agent's costs and fees, to include, without limitation, attorney's fees related to the performance of Escrow Agent's duties hereunder. Such liability will be divided evenly between Vision 21 on the one hand and the Stockholder on the other hand.

         (d) No Conflict. The Stockholder acknowledge that Escrow Agent acts as Vision 21's legal counsel. The Stockholder and Vision 21 stipulate and agree that, in the event a dispute arises between the parties concerning this Agreement, Escrow Agent may continue to represent Vision 21 and the Stockholder shall not request the disqualification of Escrow Agent as counsel for Vision 21 because Escrow Agent is also acting as the Escrow Agent hereunder.

         (e) Indemnification. The Stockholder and Vision 21 agree to indemnify and hold the Escrow Agent harmless from any and all matters, liabilities and damages arising out of this Agreement or the Escrow Agent's duties and obligations under this Agreement, including, without limitation, attorneys' fees. Such indemnification will be divided evenly between Vision 21 on the one hand and the Stockholder on the other hand.

     6. Arbitration. Disputes, controversies or claims arising out of this Agreement shall be resolved in accordance with the terms of Section 17.1 of the Stock Purchase Agreement.

     7. Agreement. This Agreement shall not be amended except by an instrument in writing signed by all the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement shall be binding on the parties hereto and their successors and assigns. In the event that any provision of this Agreement is held to be illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first written above.

                                  "STOCKHOLDER"

                                  LASERSIGHT INCORPORATED


                                  By: /s/ Michael R. Farris
                                     ----------------------------
                                          Michael R. Farris
                                  As Its: Chief Executive Officer

                                  "VISION 21"

                                  VISION TWENTY-ONE, INC.


                                  By: /s/ Richard T. Welch
                                     ----------------------------
                                          Richard T. Welch
                                  As Its: Chief Financial Officer


                                  "ESCROW AGENT"

                                  SHUMAKER, LOOP & KENDRICK, LLP


                                  By: /s/ Victoria J. Elliot
                                     ----------------------------
                                          Victoria J. Elliot